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                                                                    EXHIBIT 5.1

                       [MAYER, BROWN  & PLATT LETTERHEAD]


                                              ____________, 1999


Peninsula Gaming Company, LLC
3rd Street Ice Harbor
P.O. Box 1750
Dubuque, Iowa 52004-1683

         Re:  Registration Statement on Form S-4 Relating to
         Series B 12 1/4 Senior Secured Notes Due 2006
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Ladies and Gentlemen:

         We have acted as counsel to Peninsula Gaming Company, LLC, a Delaware limited liability company and Peninsula Gaming Corp., a Delaware corporation (collectively, the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (as amended, the "Registration Statement") relating to the Company's Series B 12 1/4 Senior Secured Notes due 2006 (the "New Notes"). The New Notes will be offered in exchange for any and all of the Company's outstanding Series A
12 1/4 Senior Secured Notes due 2006 (the "Old Notes"). The Old Notes were issued, and the New Notes will be issued, under an indenture, dated as of July 15, 1999 (the "Indenture"), among the Company and Firstar Bank, N.A. (formerly known as Firstar Bank of Minnesota, N.A.), as trustee.


         In rendering the opinions set forth below, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with the opinions set forth below. We express no opinion as to, or the effect or applicability of, any laws other than the laws of the State of New York, the State of Delaware and the Federal laws of the United States of America. We assume no responsibility with respect to the application to the subject transactions, or the effect thereon, of the laws of any other jurisdiction.


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         Based upon the foregoing, we are of the opinion that the New Notes have been duly authorized for issuance by the Company and, upon the due execution, authentication, issuance and delivery thereof in accordance with the terms of the Indenture, the New Notes will constitute valid and legally binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors' rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement.

                                      Very truly yours,

                                      MAYER, BROWN & PLATT